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                                                                    Exhibit 23.1


                                    CONSENT OF KPMG LLP



The Board of Directors
Corn Products International, Inc.



We consent to incorporation by reference in the Registration Statements on Forms S-8 (No. 333-43479, 333-43525, 333-71573, 333-83557, and 333-33100) of Corn
Products International, Inc. of our report dated January 28, 2000, relating to the consolidated balance sheets of Corn Products International, Inc. and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of income, stockholders' equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1999 which report is incorporated by reference in the December 31, 1999 annual report on Form 10-K of Corn Products International, Inc.


                                                                    /s/ KPMG LLP


March 24, 2000
Chicago, Illinois